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                                                                      EX.-23.02
                                                                      ---------



INDEPENDENT AUDITORS' CONSENT



We consent to the use in this Amendment No. 2 to the Registration Statement No. 333-10749 of ML Global Horizons L.P. (a Delaware limited partnership) on Form S-1 of our report dated January 26, 1996 relating to the financial statements of ML Global Horizons L.P. and of our report dated January 26, 1996 relating to the balance sheet of Merrill Lynch Investment Partners Inc. (formerly, ML Futures Investment Partners Inc.), appearing in the Prospectus, which is a part of such Registration Statement, and to the reference to us under the headings "Selected Financial Data" and "Experts" in such Prospectus.


DELOITTE & TOUCHE LLP

November 25, 1996
New York, New York